Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan of our reports dated June 30, 2021, with respect to the consolidated financial statements and schedule of Barnes & Noble Education, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Barnes & Noble Education, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended May 1, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

October 8, 2021